EXHIBIT 23(c)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXXX-XX) and related Prospectus of United Rentals (North America), Inc. for the registration of $143,750,000 of 1-7/8% Convertible Senior Subordinated Notes due 2023 and to the incorporation by reference therein of our report dated February 20, 2003 (except for Note 14, as to which the date is June 23, 2003), with respect to the consolidated financial statements and schedules of United Rentals, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

January 5, 2004